UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 9, 2009 (October 8, 2009)

BLACKROCK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(212) 810-5300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        Departure of Directors

On October 8, 2009, Brian T. Moynihan and Daniel C. Sontag resigned from the Board of Directors (the “Board”) of BlackRock, Inc. (“BlackRock” or the “Company”).

(d)        Election of Directors

On October 9, 2009, the Board appointed Sallie L. Krawcheck and Mark D. Linsz to serve as directors of the Board.  Ms. Krawcheck is the President of Global Wealth and Investment Management for Bank of America Corporation (“Bank of America”).  Mr. Linsz is the Corporate Treasurer for Bank of America.  Ms. Krawcheck and Mr. Linsz were appointed to the Board as the two designees of Merrill Lynch & Co., Inc. (“Merrill Lynch”), a wholly-owned subsidiary of Bank of America, pursuant to the Second Amended and Restated Stockholder Agreement, dated as of February 27, 2009,  among Merrill Lynch Group, Inc., Merrill Lynch and the Company.

On January 1, 2009, Bank of America acquired Merrill Lynch, which continues as a wholly-owned subsidiary of Bank of America.  As of June 30, 2009, Merrill Lynch owned approximately 4.6% of BlackRock’s common stock outstanding and held approximately 46.3% of BlackRock’s total outstanding capital stock on a fully diluted basis.  The Company has previously disclosed its transactions with Merrill Lynch and Bank of America.

The Company issued a press release on October 9, 2009 announcing the appointment of Ms. Krawcheck and Mr. Linsz.  A copy of the press release is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits

99.1      Press Release of BlackRock, Inc. issued on October 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2009	BlackRock, Inc. (Registrant) By: /s/ Daniel R. Waltcher Daniel R. Waltcher Managing Director and Deputy General Counsel

EXHIBIT INDEX

99.1	Press Release of BlackRock, Inc. issued on October 9, 2009.